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Exhibit 99.4

FOR IMMEDIATE RELEASE:	NEWS
February 2, 2005	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES SUMMARY OF PRELIMINARY TERMS OF FINANCING

        GOLDEN, Colo. ACT Teleconferencing (Nasdaq: ACTT—News), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced a summary of the preliminary terms of the new financing. The lead investor in combination with a group of institutional investors intends to provide $14 million in capital. The convertible note will carry an interest rate of 8% per annum, a term of five years from closing, and a conversion price of $1.05 per share into ACT common stock. In addition, the note holders will be granted up to 30% warrant coverage at a conversion price of $1.05. Approximately $12 million of current outstanding debt will be retired as a result of this financing with the remainder used for working capital.

        The final structure of the financing is contingent upon ACT achieving minimum operating results, and is expected to include two board seats. Although, all parties have agreed in principle to the terms, a definitive agreement is expected in the next 30 days and, under NASDAQ rules, requires shareholder ratification at the annual meeting, which is expected in May 2005.

        ACT CEO and President Gene Warren stated, "We are encouraged by the confidence our new investors have expressed in our business. We also believe that ACT is well positioned, due to cost controls and the global reorganization, to achieve the operational metrics specified in the agreement. We expect the favorable structure and terms of the proposed financing package will be well received by our current financial constituencies."

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company's financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:
ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager
Ph: 303-233-3500; e-mail: lkaiser@acttel.com

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ACT TELECONFERENCING ANNOUNCES SUMMARY OF PRELIMINARY TERMS OF FINANCING